UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DENNY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

OAK STREET CAPITAL MASTER FUND, LTD.
OAK STREET CAPITAL MANAGEMENT, LLC
DAVID MAKULA
PATRICK WALSH
DASH ACQUISITIONS LLC
JONATHAN DASH
SOUNDPOST CAPITAL, LP
SOUNDPOST CAPITAL OFFSHORE, LTD.
SOUNDPOST ADVISORS, LLC
SOUNDPOST PARTNERS, LP
SOUNDPOST INVESTMENTS, LLC
JAIME LESTER
LYRICAL OPPORTUNITY PARTNERS II, L.P.
LYRICAL OPPORTUNITY PARTNERS II, LTD.
LYRICAL OPPORTUNITY PARTNERS II GP, L.P.
LYRICAL CORP III, LLC
LYRICAL PARTNERS, L.P.
LYRICAL CORP I, LLC
JEFFREY KESWIN
MURANO PARTNERS LP
MURANO CAPITAL LLC
MURANO HOLDINGS, LLC
MURANO GROUP LLC
JAY THOMSON
TONY C. LAI
PATRICK H. ARBOR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Committee to Enhance Denny’s (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Denny’s Corporation.  The Committee has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  On May 18, 2010, Jonathan Dash appeared on Squawk On The Street on CNBC.  A transcript of Mr. Dash's interview follows:

DATE	05/18/2010
TIME	10:00 - 11:00
STATION	CNBC (---) (---)
LOCATION	National
PROGRAM	Squawk On The Street

BROADCAST TRANSCRIPT

MARK HAINES, co-anchor:

Speaking of food, said the expert, Denny's is one of America's largest full service family restaurant chains and the target of activist investors. Jonathan Dash is president of Dash Acquisitions and one of the investors behind the committee to enhance Denny's.

Welcome, Jonathan. How would you enhance Denny's?

Mr. JONATHAN DASH (President, Dash Acquisitions): Well, I think there's a number of issues with the company, Mark. And the board is not being held--held the management accountable (sic) over the last seven or eight years. The comp--company has lost 20 percent of their guests to IHOP and other, you know, breakfast chains, and I think if we get our nominees on the board we'll be able to hold management's feet to the fire and make sure they're getting the guests back in and improve on the product, the price, the quality of the food and--

HAINES: Well, do you have any specific ideas how they can do this or you're just--is your only interest replacing members of the board?

Mr. DASH: Well--well, right now are interests are replacing members of the board because we think the current management has been destroying shareholder value over the last seven, eight years.

HAINES: Again, I'm trying to get to the point, how have they destroyed, Sir...

Mr. DASH: Yeah.

HAINES: ...and what have they done to do that (sic)? What would your board members do differently?

Mr. DASH: Well, our board members would, you know, hold the management more accountable based on where the cash flows of the companies have been reinvested over time over the last seven or eight years. The company's invested over $300 million in capital expenditures and have absolutely nothing to show for it for the shareholders and store remodels, rebuilds, and the guests are just not coming back. And they need to improve on their marketing message, bring out a new and improved menu and value the product, you know, more based on what, you know the--the product's worth, and they've overpriced the value and they're charging way too much to the customers and it's causing them to leave and not come back--

SIMON HOBBS, co-anchor:

Denny's--the chairman of Denny's boards is obviously outraged at what's going on and points out that it's an 85 percent franchised restaurant company. They say that you may be committing fraud with the confidential documents that you're circulating. More importantly, perhaps, there is a concern that you might be using Denny's, if you get control of it, as a vehicle for mass expansion, for acquisitions. Can you clear up that aspect, as least?

Mr. DASH: Yeah, all those acquisitions are absolutely untrue and we're going for a mine--minority position on the board. We're asking for three seats out of eight, and I think this is just another tactic by the company to, you know, cover the results, the poor operating results that they've been watching over--over the last seven or eight years.

HOBBS: OK, Mr. Dash. We've got to leave it there. Thank you very much.

Jonathan Dash.

Mr. DASH: Thank you.